Exhibit 99.2

February 1, 2013

Dear Fellow Shareholders:

Time often reflects the speed of a passing year. During this time last year, we were in full preparation for Farmers’ 125th anniversary celebration. And now, that event, which is still fresh in our memories, is history itself. We have turned the calendar to 2013 with much optimism for the months ahead… and we can all feel significant pride when we look at the many successes of 2012. It is my pleasure to share with you some of our fourth quarter accomplishments.

2012 Fourth Quarter Business Highlights:

Special Dividend

For the second time this year, the Board of Directors declared a special $0.03 per share cash dividend. This special dividend was in addition to the Company’s regular quarterly cash dividend. As a result, in 2012 the Company paid a total $0.18 per share or $3.4 million in dividends to shareholders, which is an increase of 50% over last year’s dividend payments. We are pleased our strong performance in 2012 enabled us to return excess capital to our shareholders.

Stock Appreciation

For 2012, our stock price increased 25.3% and factoring in the $0.18 per share dividend payment, our stock’s total return was 28.9%. When evaluating the stock performance for the past two years, the total return was 79.6%. The stock’s appreciation reflects our favorable operating performance during 2012 and compares favorably to the performance of the Nasdaq Composite Index, which was up 15.9% and the Russell 2000 Index, which was up 14.6%.

Record Total Assets

As mentioned in the third quarter letter, asset growth is an important metric we use to monitor our success. It is my pleasure to report a second consecutive quarter of record asset growth. At the end of the fourth quarter, total assets reached a new high, $1.14 billion. Additionally, total assets for the year were up 6.7% over the same twelve month period in 2011.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Platinum Credit Card

In October, Farmers proudly announced the launch of the much-anticipated Farmers National Bank Credit Card. The Farmers Credit Card is available as a Platinum, Business Platinum and Private Client Platinum. These cards are very competitive in the market place offering 1% cash back, no annual fee, competitive rates and discounts on consumer and mortgage loans. Farmers is pleased to offer this outstanding product to our customers.

Conclusion/Outlook

Now that the books are closed on 2012, we are once again reminded that Farmers is a dynamic and vibrant business. I am always pleased by the strategic and steady growth of our Company. In 2013, we believe that we will see continued earnings growth through increased loan demand. In addition, we will continue to seek to enhance our franchise by exploring opportunities to grow our fee-based and other revenue sources.

In closing, Farmers is not the same bank it was in 2012. It is better. And with your support and the continued efforts of our management and associates, Farmers will continue to thrive in 2013.

As always, I welcome your calls, emails and comments.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com